Exhibit 99.1

GameStop Reports Third Quarter 2017 Results
Third Quarter Net Sales of $1.99 Billion
GAAP Diluted EPS of $0.59, Including a Non-Operating Benefit of $0.11
Same store sales increase 1.9%, the third consecutive quarter of growth
New software sales grow 5.4%
Collectibles sales increase 26.5%
Grapevine, Texas (November 21, 2017) - GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the third quarter ended October 28, 2017.
“Our third quarter sales results were driven by strong software demand and continued momentum for Nintendo Switch and collectibles,” said Dan DeMatteo, interim chief executive officer. “As we enter the fourth quarter, we are encouraged by the initial customer response to Microsoft’s Xbox One X, and believe that the holiday season results will be driven by new console hardware and collectibles. Our Technology Brands AT&T Wireless business underperformed our expectations for the third quarter and we anticipate that the fourth quarter results will be highly dependent on the availability of Apple’s next-generation iPhone X.”
Third Quarter Results
Total global sales increased 1.5% to $1.99 billion (flat in constant currency), resulting in consolidated comparable store sales growth of 1.9% (+0.6% in the U.S. and +4.6% internationally). New hardware sales increased 8.8%, led by demand for Nintendo Switch, and new software sales increased 5.4% driven by a strong title lineup. Pre-owned sales declined 2.4%. Worldwide omnichannel sales increased by 38.6% on the strength of new hardware sales.
Digital sales and non-GAAP digital receipts increased 11.9% and 8.3%, respectively, excluding the third quarter 2016 revenues from Kongregate which was sold in July 2017. On a reported basis, digital sales declined 16.8% to $37.2 million, while non-GAAP digital receipts increased 1.8% to $263.7 million.
Collectibles sales increased 26.5% to $138.4 million, driven by continued expansion of licensed merchandise offerings both domestically and internationally. The Collectibles business is on track to meet its 2017 revenue target of $650 million to $700 million.
Technology Brands sales decreased 10.2% to $194.2 million, driven primarily by the later than expected release of Apple’s iPhone X and the previously disclosed change in AT&T’s dealer compensation structure. Operating earnings decreased 23.4% to $18.0 million. Technology Brands adjusted operating earnings were $11.2 million, a 52.3% decrease compared to $23.5 million in the prior-year quarter.
GameStop’s third quarter net earnings were $59.4 million, or $0.59 per diluted share, compared to net earnings of $50.8 million, or $0.49 per diluted share in the prior-year quarter. The third quarter results include a benefit of $6.8 million ($4.3 million, net of tax) related primarily to a reduction of previously accrued contingent purchase price consideration and lease obligations for previously closed stores in our Technology Brands AT&T Wireless business.
Excluding this gain, GameStop's adjusted net earnings for the third quarter were $55.1 million, compared to adjusted net earnings of $50.8 million in the prior-year quarter. Adjusted diluted earnings per share were $0.54 compared to adjusted diluted earnings per share of $0.49 in the prior-year quarter. The Company benefited from a lower effective tax rate resulting from the recognition of discrete tax items during the quarter, positively impacting diluted earnings per share by $0.11.
A reconciliation of non-GAAP results, including adjusted net income, operating earnings and Technology Brands operating earnings to its closest GAAP measure is included with this release (Schedule III).
Credit Agreement Amendment
On Monday, November 20, 2017, the company entered into an amendment to its existing asset based credit facility. The amended agreement contains more favorable terms, extends the maturity date of the facility to November 2022 and increases the capacity under the credit facility from $400 million to $420 million to allow for increased flexibility for future needs of the business.
Capital Allocation Update
On November 17, 2017, GameStop’s board of directors declared a quarterly cash dividend of $0.38 per common share payable on December 12, 2017 to shareholders of record as of the close of business on December 1, 2017.
Earnings Outlook
The company is reiterating its full-year diluted earnings per share guidance of $3.10 to $3.40, and expects full-year comparable store sales to increase in the low-to-mid single digits.
Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for November 21, 2017 at 4:00 p.m. CT to discuss the company’s financial results. The phone number for the call is 800-334-0872 and the passcode is 7989279. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.
About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,400 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes 1,500 Simply Mac, Spring Mobile AT&T and Cricket stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV and offers pre-paid wireless services, devices and related accessories through its Cricket branded stores in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.
General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.
Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income, digital receipts and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.
Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2017, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the timing and amount of recognition of tax attributes; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; the costs and consequences of legal proceedings and tax audits; and changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2017 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.
Contact
Mike Loftus
Vice President, Global Controller and Investor Relations
GameStop Corp.
investorrelations@gamestop.com

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended October 28, 2017	13 weeks ended October 29, 2016
Net sales	$1,988.6	$1,959.2
Cost of sales	1,299.2	1,251.0
Gross profit	689.4	708.2
Selling, general and administrative expenses	565.1	567.1
Depreciation and amortization	36.7	42.3
Operating earnings	87.6	98.8
Interest expense, net	13.9	14.8
Earnings before income tax expense	73.7	84.0
Income tax expense	14.3	33.2
Net income	$59.4	$50.8

Net income per common share:
Basic	$0.59	$0.49
Diluted	$0.59	$0.49

Dividends per common share	$0.38	$0.37

Weighted-average common shares outstanding:
Basic	101.5	103.7
Diluted	101.5	104.0

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	65.3%	63.9%
Gross profit	34.7%	36.1%
Selling, general and administrative expenses	28.5%	28.9%
Depreciation and amortization	1.8%	2.2%
Operating earnings	4.4%	5.0%
Interest expense, net	0.7%	0.7%
Earnings before income tax expense	3.7%	4.3%
Income tax expense	0.7%	1.7%
Net income	3.0%	2.6%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks ended October 28, 2017	39 weeks ended October 29, 2016
Net sales	$5,722.1	$5,562.5
Cost of sales	3,706.5	3,561.1
Gross profit	2,015.6	2,001.4
Selling, general and administrative expenses	1,671.0	1,606.3
Depreciation and amortization	112.3	124.0
Operating earnings	232.3	271.1
Interest expense, net	42.2	39.2
Earnings before income tax expense	190.1	231.9
Income tax expense	49.5	87.4
Net income	$140.6	$144.5

Net income per common share:
Basic	$1.39	$1.39
Diluted	$1.39	$1.39

Dividends per common share	$1.14	$1.11

Weighted-average common shares outstanding:
Basic	101.4	103.8
Diluted	101.5	104.2

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	64.8%	64.0%
Gross profit	35.2%	36.0%
Selling, general and administrative expenses	29.1%	28.9%
Depreciation and amortization	2.0%	2.2%
Operating earnings	4.1%	4.9%
Interest expense, net	0.7%	0.7%
Earnings before income tax expense	3.4%	4.2%
Income tax expense	0.9%	1.6%
Net income	2.5%	2.6%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	October 28, 2017	October 29, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$454.7	$356.1
Receivables, net	195.8	181.1
Merchandise inventories, net	1,822.5	1,633.6
Prepaid expenses and other current assets	198.0	188.0
Total current assets	2,671.0	2,358.8
Property and equipment:
Land	19.2	17.9
Buildings and leasehold improvements	752.9	726.9
Fixtures and equipment	986.7	925.1
Total property and equipment	1,758.8	1,669.9
Less accumulated depreciation	1,300.9	1,166.8
Net property and equipment	457.9	503.1
Goodwill	1,693.2	1,726.8
Other noncurrent assets	651.9	641.9
Total assets	$5,474.0	$5,230.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,285.1	$1,242.6
Accrued liabilities	914.9	877.8
Income taxes payable	17.5	30.7
Total current liabilities	2,217.5	2,151.1
Other long-term liabilities	125.6	141.1
Long-term debt, net	817.2	814.3
Total liabilities	3,160.3	3,106.5
Stockholders’ equity	2,313.7	2,124.1
Total liabilities and stockholders’ equity	$5,474.0	$5,230.6

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	October 28, 2017		October 29, 2016
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

New video game hardware	$309.5	15.6%	$284.4	14.5%
New video game software	649.9	32.7%	616.6	31.5%
Pre-owned and value video game products	458.5	23.0%	470.0	24.0%
Video game accessories	136.4	6.9%	156.0	8.0%
Digital	37.2	1.9%	44.7	2.3%
Technology Brands	194.2	9.8%	216.3	11.0%
Collectibles	138.4	6.9%	109.4	5.6%
Other	64.5	3.2%	61.8	3.1%

Total	$1,988.6	100.0%	$1,959.2	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	October 28, 2017		October 29, 2016
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$36.8	11.9%	$37.3	13.1%
New video game software	155.9	24.0%	150.0	24.3%
Pre-owned and value video game products	199.7	43.6%	218.0	46.4%
Video game accessories	48.5	35.6%	49.6	31.8%
Digital	34.1	91.7%	35.0	78.3%
Technology Brands	141.4	72.8%	159.6	73.8%
Collectibles	52.7	38.1%	39.7	36.3%
Other	20.3	31.5%	19.0	30.7%

Total	$689.4	34.7%	$708.2	36.1%

GameStop Corp.

Schedule III
(in millions, except per share data)
(unaudited)

Non-GAAP results
The following table reconciles the Company's operating earnings, net income and earnings per share as presented in its unaudited consolidated statements of operations and prepared in accordance with GAAP to its adjusted operating earnings, net income and earnings per share:

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Technology Brands Adjusted Operating Earnings
Technology Brands operating earnings	$18.0	$23.5	$44.1	$56.2
Acquisition-related costs	(5.7)	—	(5.7)	—
Store closure costs	(1.1)	—	6.2	—
Technology Brands adjusted operating earnings	$11.2	$23.5	$44.6	$56.2

Consolidated Adjusted Operating Earnings
Operating earnings	$87.6	$98.8	$232.3	$271.1
Acquisition-related costs	(5.7)	—	(5.7)	—
Store closure costs	(1.1)	—	6.2	—
Business divestitures and other	—	—	(7.3)	4.1
Adjusted operating earnings	$80.8	$98.8	$225.5	$275.2

Consolidated Adjusted Net Income
Net Income	$59.4	$50.8	$140.6	$144.5
Acquisition-related costs	(5.7)	—	(5.7)	—
Store closure costs	(1.1)	—	6.2	—
Business divestitures and other	—	—	(7.3)	4.1
Tax effect of non-GAAP adjustments	2.5	—	(0.2)	(1.5)
Adjusted net income	$55.1	$50.8	$133.6	$147.1

Adjusted Earnings Per Share
Basic	$0.54	$0.49	$1.32	$1.42
Diluted	$0.54	$0.49	$1.32	$1.41

Number of shares used in adjusted calculation
Basic	101.5	103.7	101.4	103.8
Diluted	101.5	104.0	101.5	104.2